UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 3
INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES
1. Name and Address of Reporting Person
       MESSINA,    JOSEPH   J.
       33 WILPUTTE PL
      NEW ROCHELLE,   NY  10804
   USA
2. Date of Event Requiring Statement (Month/Day/Year)
     OCTOBER 19, 1999
3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Issuer Name and Ticker or Trading Symbol
     W3 GROUP, INC.
      WWWG and WWWGP
5. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   (X) Director ( ) 10% Owner ( ) Officer (give title below) ( ) Other (specify below)

6. If Amendment, Date of Original (Month/Day/Year)

7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

___________________________________________________________________________________________________________________________________
 Table I -- Non-Derivative Securities Beneficially Owned                                                                           |
___________________________________________________________________________________________________________________________________|
1. Title of Security                       |2. Amount of          |3. Ownership    |4. Nature of Indirect                          |
                                           |   Securities         |   Form:        |   Beneficial Ownership                        |
                                           |   Beneficially       |   Direct(D) or |                                               |
                                           |   Owned              |   Indirect(I)  |                                               |
___________________________________________________________________________________________________________________________________|
    COMMON STOCK                           |630,000               |I (a)           |By Wilmont                                     |
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    COMMON STOCK                           |22,500                |I (b)           |By Ameristar                                   |
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    COMMON STOCK                           |3,334                 |I (c)           |By Dunhill                                     |
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___________________________________________________________________________________________________________________________________|
___________________________________________________________________________________________________________________________________
 Table II -- Derivative Securitites Beneficially Owned                                                                             |
___________________________________________________________________________________________________________________________________|
1.Title of Derivative   |2.Date Exer-       |3.Title and Amount     |         |4. Conver-|5. Owner-    |6. Nature of Indirect      |
  Security              |  cisable and      |  of Underlying        |         |sion or   |ship         |   Beneficial Ownership    |
                        |  Expiration       |  Securities           |         |exercise  |Form of      |                           |
                        |  Date(Month/      |-----------------------|---------|price of  |Deriv-       |                           |
                        |  Day/Year)        |                       |Amount   |deri-     |ative        |                           |
                        | Date    | Expira- |                       |or       |vative    |Security:    |                           |
                        | Exer-   | tion    |         Title         |Number of|Security  |Direct(D) or |                           |
                        | cisable | Date    |                       |Shares   |          |Indirect(I)  |                           |
___________________________________________________________________________________________________________________________________|
  Warrant to Purchase Co|09/30/99 |10/01/01 |Common Stock           |15,000   |$6.00/sh  |I (a)        |By Wilmont                 |
mmon Stock              |         |         |                       |         |          |             |                           |
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  Warrant to Purchase Co|09/30/99 |10/01/01 |Common Stock           |67,500   |$6.00/sh  |I (b)        |By Ameristar               |
mmon Stock              |         |         |                       |         |          |             |                           |
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  Warrant to Purchase Co|09/30/99 |10/01/01 |Common Stock           |10,002   |$6.00/sh  |I (c)        |By Dunhill                 |
mmon Stock              |         |         |                       |         |          |             |                           |
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___________________________________________________________________________________________________________________________________|

Explanation of Responses:
(a) Shares and warrants are held by Wilmont Holdings Corp., a private company owned by the Reporting
Person.
(b) Shares and warrants are held by Ameristar Group Incorporated, a private company of which the Reporting
Person is part
owner.
(c) Shares and warrants are held by Dunhill Limited, a private company of which the Reporting Person is a part owner.
SIGNATURE OF REPORTING PERSON
  /s/   JOSEPH J. MESSINA
DATE
  OCTOBER 29, 1999